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                                                                     EXHIBIT 3.1


                             ARTICLES OF AMENDMENT
                                     TO THE
                       RESTATED ARTICLES OF INCORPORATION
                                       OF
                           THE MEN'S WEARHOUSE, INC.


         Pursuant to the provisions of Article 4.04 of the Texas Business Corporation Act, the undersigned corporation adopts the following Articles of Amendment to its Restated Articles of Incorporation:

                                  ARTICLE ONE

         The name of the corporation is The Men's Wearhouse, Inc.

                                  ARTICLE TWO

         The first paragraph of ARTICLE FOUR of the Restated Articles of Incorporation is hereby amended in its entirety to read as follows:

                 "The total number of shares of all classes of stock that the corporation shall be authorized to issue is 102,000,000, comprising 2,000,000 shares of preferred stock, of the par value of $.01 per share (hereinafter call "Preferred Stock"), and 100,000,000 shares of common stock, of the par value of $.01 per share (hereinafter called "Common Stock")."

                                 ARTICLE THREE

         The amendment made by these Articles of Amendment to the Restated Articles of Incorporation has been effected in conformity with the provisions of the Texas Business Corporation Act, and was duly adopted by the shareholders of the corporation on the 1st day of July, 1999.

                                  ARTICLE FOUR

         The number of shares of the Common Stock of the corporation outstanding at the time of such adoption was 35,084,158; and the number of shares of Common Stock of the corporation entitled to vote thereon was 35,084,158. The number of shares of Series A Special Voting Preferred Stock of the corporation outstanding at the time of such adoption was one; and the number of votes such one share of Series A Special Voting Preferred Stock was entitled to vote thereon was 2,375,579. Accordingly, the Common Stock and the Series A Special Voting Preferred Stock constitute one class with 37,459,737 votes (the "Aggregate Vote").

                                  ARTICLE FIVE

         The number of votes of the Aggregate Vote voted for such amendment was 31,540,450; and the number of votes of the Aggregate Vote voted against such amendment was 927,661.
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         Dated: July 13, 1999.

                                        THE MEN'S WEARHOUSE, INC.



                                        By:        /s/ GARY G. CKODRE
                                           ------------------------------------
                                        Name:      Gary G. Ckodre
                                        Title:     Vice President - Finance